Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Interactive Corporation:

We consent to the incorporation by reference in the registration statement on this Form S-8 of our reports dated February 26, 2016, with respect to the consolidated balance sheets of Liberty Interactive Corporation and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of the Company.

Our report on the consolidated financial statements refers to a change in the classification of deferred taxes.

Our report dated February 26, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness related to the design and operating effectiveness of information technology controls and the associated information produced by the Company’s wholly-owned subsidiary, QVC, Inc. has been identified and included in management’s assessment.

Our report dated February 26, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, also contains an explanatory paragraph that states the Company acquired zulily, inc. (“zulily”) during 2015, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, zulily’s internal control over financial reporting associated with total assets of $2.7 billion and total revenues of $426 million included in the consolidated financial statements of Liberty Interactive Corporation and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of internal control over financial reporting of zulily.

/s/ KPMG LLP

Denver, Colorado
November 17,  2016